ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration Statement No. 333-178960

Dated November 1, 2012

Master Limited Partnerships (“MLPs”) Webinar: Accessing MLPs’ Income and Performance Strengths

Tuesday, November 6, 2012 at 2:00 p.m. (EDT)

ETRACS and ai-CIO are excited to bring you a diverse panel of subject-matter experts providing: MLP industry insights; MLP indexing expertise; and popular MLP investment strategies.

With yields on traditional asset classes at all-time lows, investors are increasingly interested in understanding MLPs and how to gain exposure to an asset class that historically has offered the benefits of low correlation to other asset classes, potential price appreciation and compelling yields.

Join our live 60-minute webinar to hear from a panel of leading industry thinkers and participate in the wrap-up Q&A session.

Find out more about:

•  The energy/MLP industry, as well as the current and long-term outlook for the energy sector as new technologies are developed, by UBS research analyst, Ron Barone

•  The features and benefits of the industry-leading Alerian MLP indexes, by Alerian CEO and President, Kenny Feng

•  A discussion of the various methods for gaining exposure to MLPs, by ETRACS product structurer, Paul Somma

•  Implementing strategic portfolio allocations via exchange-traded notes (“ETNs”), by Longview Capital Management CEO and CIO, Christian Wagner

Register:

▶   Master Limited Partnerships Webinar:
  Accessing MLPs’ Income and
  Performance Strengths

Moderator:

▶    Kip McDaniel

Editor-in-Chief, ai-CIO

Panel:

▶    Ron Barone

Managing Director, Natural Gas, Electric Power & Coal Group, UBS

▶   Kenny Feng

CEO and President, Alerian

▶    Paul Somma

Executive Director, Investment Products and Platforms, UBS

▶   Christian Wagner

Cheif Investment Officer, Longview Capital Management, LLC

Click here to register or learn more.

By clicking on this link, please note that you will be accessing a third party website not controlled or managed by UBS. Any personal information provided by you on such third party website will be handled in accordance with the third party website’s privacy policies.

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The contents of any website referred to in this communication are not part of, or incorporated by reference in, this communication. ETRACS ETNs are sold only in conjunction with the relevant offering materials. UBS has filed a registration statement (including a prospectus, as supplemented by prospectus supplement for the offering of the ETRACS ETN) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read these documents and any other documents that UBS has filed with the SEC for more complete information about UBS and the offering to which this communication relates. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, you can request the prospectus and the applicable prospectus supplement by calling toll-free (+1.877.387.2275). In the US, securities underwriting, trading and brokerage activities and M&A advisor activities are provided by UBS Securities LLC, a registered broker/dealer that is a wholly owned subsidiary of UBS AG, a member of the New York Stock Exchange and other principal exchanges, and a member of SIPC. UBS Financial Services Inc. is a registered broker/dealer and affiliate of UBS Securities LLC. Past performance is not necessarily indicative of future results.

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